Exhibit 99.1

China ACM Establishes Special Committee to Evaluate “Going Private” Proposal

China Advanced Construction Materials Group, Inc. (“China ACM” or the “Company”) (NASDAQ GM: CADC), a leading provider of ready-mix concrete and related technical services in China, today announced that it has established a special committee (the “Special Committee”) to consider the letter received by its board of directors from its Chairman and Chief Executive Officer, Mr. Xianfu Han, and its Vice Chairman and Chief Operating Officer, Mr. Weile He, on July 26, 2011, and to evaluate the proposal that Messrs. Han and He as stated in the letter. In that letter, Messrs. Han and He offered a non-binding proposal to acquire all of the outstanding shares of common stock of China ACM not currently owned by Messrs. Han and He in a going private transaction. There can be no assurance that any binding proposal for a transaction will be made, that any agreement will be approved or executed or that any transaction will be consummated.

The Special Committee is composed of the following independent directors of the Company: Ms. Jing Liu, Mr. Tao Jin and Ms. Yang (Joanna) Wang. The Special Committee has elected Mr. Tao Jin as its chairman.  The Special Committee was directed to consider any proposal made by Messrs. Han and He, and the Special Committee has the authority to retain independent legal and financial advisors to assist it.

About China ACM

China ACM is a leading producer of advanced, certified eco-friendly ready-mix concrete (RMC) and related technical services for large scale, high-speed rail (HSR) and other complex infrastructure projects. Leveraging its proprietary technology and value-add engineering services model, the Company has won work on numerous high profile projects including the 30,000 km China HSR expansion, the Olympic Stadium Bird's Nest, Beijing South Railway Station, Beijing International Airport, National Centre for Performing Arts, CCTV Headquarters, Beijing Yintai Building and U.S. and French embassies.

Founded in 2002, Beijing-based China ACM provides its materials and services through its network of fixed ready-mix concrete plants covering the Beijing metropolitan area. It also has technical consulting services and preferred procurement agreements with other independently-owned plants across China. Additionally, the Company owns numerous portable plants deployed in various provinces across China primarily in major high speed rail projects. More information about the Company is available at www.china-acm.com.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning to the possibility of any going private proposal, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as “will,” “believes,” “expects,” “may” or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release, except to the extent required by law. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system at http://www.sec.gov.

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